UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2011

FNBH BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)  Election of Director

Effective January 27, 2011, the Board of Directors of FNBH Bancorp, Inc. (the "Registrant"), appointed Mr. Timothy H. Corrigan as a director to the Registrant's Board of Directors.  Mr. Corrigan was appointed as a director of First National Bank in Howell (the "Bank"), the wholly-owned subsidiary of the Registrant, effective December 16, 2010, as disclosed in a Current Report on Form 8-K filed by the Registrant on December 17, 2010.

There are no arrangements or understandings between Mr. Corrigan and any other person pursuant to which he was elected as a director.

Except as disclosed below, there have been no transactions since January 1, 2010, nor are there any currently proposed transactions, to which the Registrant or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Corrigan had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K.

Mr. Corrigan may be a customer of the Bank and may have had transactions with the Bank in the ordinary course of business.  All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, do not involve an unusual risk of collectability or present other unfavorable features, and were made in compliance with applicable banking regulations.

Mr. Corrigan has been appointed to the Audit and Compensation Committees of the Board of Directors of the Registrant.  Mr. Corrigan also serves on the Trust and Compliance Committees of the Board of Directors of the Bank.

Item 8.01        Other Events

            Effective January 27, 2011, Mr. Stanley B. Dickson, Jr. was appointed as the Vice Chairman of the Board of Directors of the  Registrant and the Board of Directors of the Bank.  Mr. Dickson beneficially owns over 10% of the Registrant's outstanding common stock and is its largest beneficial owner.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FNBH BANCORP, INC.

Dated: January 31, 2011	/s/ Ronald Long
By: Ronald Long
Its: President & CEO

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